Exhibit 99.2

THE CHILDREN’S PLACE INCREASES FOURTH QUARTER AND FULL YEAR 2015 COMPARABLE RETAIL SALES AND ADJUSTED DILUTED EPS GUIDANCE

ANNOUNCES COMPARABLE RETAIL SALES OF POSITIVE 7.3% THROUGH THE FIRST NINE WEEKS OF THE FOURTH QUARTER

Secaucus, New Jersey – January 7, 2016 – The Children’s Place, Inc. (Nasdaq: PLCE). Jane Elfers, President and Chief Executive Officer, said, “We have consistently stated that our multi-pronged transformation strategy would begin to deliver results in the back half of 2015 and our announcement today clearly indicates that we are on track. Comparable retail sales are running positive 7.3% through the first nine weeks of the fourth quarter, representing approximately 85% of our planned sales volume for the quarter. These comparable retail sales results are being driven by increases in key retail selling metrics despite continued weakness in traffic.”

Ms. Elfers continued, “We now expect comparable retail sales to increase in the range of 6% to 7% in the fourth quarter, compared to previous guidance of a low-single digit increase and a comparable retail sales increase of 3.7% in the fourth quarter of 2014. For the full year 2015, we now expect comparable retail sales to be approximately flat, compared to previous guidance of slightly negative comparable retail sales. We are also updating our fourth quarter and full year 2015 guidance for adjusted diluted EPS. We now expect to deliver adjusted diluted EPS for the fourth quarter in the range of $1.05 to $1.12, compared to previous fourth quarter adjusted diluted EPS guidance of $0.93 to $1.03. For the full year 2015, we now expect to deliver adjusted diluted EPS in the range of $3.47 to $3.54, compared to previous full year 2015 adjusted diluted EPS guidance of $3.35 to $3.45.”

The Company also announced that it will participate at the 2016 ICR Conference in Orlando, Florida on Tuesday January 12th, 2016.

Updated Outlook

The Company now expects comparable retail sales to increase in the range of 6% to 7% in the fourth quarter, compared to previous guidance of a low-single digit increase and now expects to achieve fourth quarter adjusted net income per diluted share (“adjusted diluted EPS”) in the range of $1.05 to $1.12, compared to previous fourth quarter adjusted diluted EPS guidance of $0.93 to $1.03 and adjusted diluted EPS of $0.94 in the fourth quarter of 2014. This guidance range assumes that currency exchange rates will negatively impact adjusted diluted EPS by approximately ($0.03) in the fourth quarter. On a constant currency basis, adjusted diluted EPS is projected to be $1.08 to $1.15.

For the full year 2015, the Company now expects comparable retail sales to be approximately flat, compared to previous guidance of slightly negative comparable retail sales and now expects to achieve adjusted diluted EPS in the range of $3.47 to $3.54, compared to previous full year 2015 adjusted diluted EPS guidance of $3.35 to $3.45 and adjusted diluted EPS of $3.05 in full year 2014. This guidance range assumes that currency exchange rates will negatively impact adjusted diluted EPS by approximately ($0.14) cents in the full year 2015. On a constant currency basis, full year 2015 adjusted diluted EPS is projected to be $3.61 to $3.68.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of October 31, 2015, the Company operated 1,085 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 90 international stores open and operated by its franchise partners in 12 countries.

Forward Looking Statements

This press release may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2015. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693